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                                EQUIPMENT LICENSE

     EQUIPMENT LICENSE AGREEMENT, dated as of February 14, 1997 (the "Agreement"), between TVMAX TELECOMMUNICATIONS, INC., a Delaware corporation ("TVMAX") and IRPC ARIZONA, INC., an Arizona corporation ("Licensor").

                                R E C I T A L S:

     Licensor owns the microwave facilities and related equipment (all such facilities and equipment, the "Equipment") used to provide transmission services, and otherwise associated with the operation of 18-Gigahertz microwave paths, pursuant to the licenses and authorizations, issued by the Federal Communications Commission ("FCC") set forth in Schedule 1 hereto (the "Authorization).

     Concurrently herewith, (i) TVMAX, Licensor and certain of their affiliates are entering into an Assignment Agreement with Transmission Holdings, Inc. ("THI"), pursuant to which, among other things, Licensor is assigning to THI, and THI is assuming from Licensor, the Authorizations; and (ii) TVMAX and THI are entering into an Equipment License and Services Agreement, pursuant to which TVMAX is granting to THI a non-exclusive right and license to use certain of TVMAX's and its affiliates' microwave facilities and related equipment (including the Equipment), whether now owned or hereafter acquired, and THI will be providing to TVMAX certain transmission capacity services.

     TVMAX desires to obtain from Licensor, and Licensor is willing to grant to TVMAX, a non-exclusive royalty-free right and license, with the right to sublicense, to use the Equipment.

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Grant of License. Licensor hereby grants to TVMAX for the Term (as defined in Section 2) a non-exclusive non-assignable royalty-free right and license, with the right to sublicense, to use the Equipment pursuant to and in accordance with the Authorizations.

     2. Term. The term of this Agreement shall commence on the date first set forth above and, unless otherwise terminated, renewed or extended as provided herein, shall continue in effect for a term of ten (10) years, terminating on February 13, 2007 (the "Initial Term", and together with any renewal terms, the "Term").



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Upon termination of the Initial Term, the Term shall be automatically renewed for successive 10 year renewal terms, unless either party notifies the other at least six months prior to the expiration of the Initial Term or the then current renewal term of its intent not to renew the Term.

     3. Amendments. This Agreement may not be amended or terminated nor may any provision hereof be waived except by a writing signed by or on behalf of all parties hereto or, in the case of a waiver, by the party against which such waiver may be asserted.

     4. Further Action. Each party hereto shall cooperate fully with the other party and shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers as may be required or appropriate to carry out the provisions of this Agreement and consummate, perform and make effective the transactions contemplated hereby.

     5. Entire Agreement. This Agreement, including all Schedules hereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

     6. Severability; Renegotiation Upon FCC Action. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that if at any time during the term of this Agreement the FCC determines that this Agreement is inconsistent with or contrary to FCC policies, rules and regulations, or statutes, the parties shall renegotiate this Agreement in good faith and recast this Agreement in terms that are likely to cure the defects perceived by the FCC and return a balance of benefits to both parties comparable to the balance of benefits provided by related agreements between the parties of this date and by this Agreement in its current terms. If, after such good faith negotiations, either party determines that recasting this Agreement to meet the defects perceived by the FCC is impossible, either party may terminate this Agreement without further liability upon 180 days' prior notice, provided that FCC consent for a wind-down period of such length is obtained.

     7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and it

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shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     8. Assignment. This Agreement, and the rights and obligations hereunder of the parties hereto, shall not be assigned or delegated (by operation of law or otherwise), in whole or in part, by either party without the prior written consent of the other party hereto. The provisions of this Agreement shall bind and inure to the benefit of the respective permitted successors and assigns of the parties.

     9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York applicable to contracts entered into and to be performed wholly within such state.

     10. Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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     IN WITNESS WHEREOF, this Equipment License has been duly executed and delivered by or on behalf of he parties hereto as of the date first above written.

                              TVMAX TELECOMMUNICATIONS, INC.

                              By: /s/ Michael E. Katzenstein
                                  -----------------------------
                                  Name: Michael E. Katzenstein
                                  Title: Vice President


                              IRPC ARIZONA, INC.

                              By: /s/ Michael E. Katzenstein
                                  -----------------------------
                                  Name: Michael E. Katzenstein
                                  Title: Vice President




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                                   SCHEDULE 1
                            To the Equipment License

                                 AUTHORIZATIONS

FCC FILE NUMBER                                              FCC CALL SIGN
---------------                                              -------------
793687                                                       WNTS892
96037244684                                                  WNTS893




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